Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD CORRECTS THIRD PARTY ERRORS

REPORTING ON ITS FULL YEAR 2022 EBITDA EXPECTATIONS AND SECOND QUARTER & MID-

YEAR 2022 RESULTS

Bloomberg Feed Erroneously Reduced Full-Year 2022 Consensus EBITDA

& News Site “SeekingAlpha.com” Published Erroneous Report on Q2 2022 Financial Performance

Newport Beach, CA – August 10, 2022 – American Vanguard Corporation (NYSE: AVD) today made the following clarifying comments regarding the misreporting of its financial results by third parties yesterday. At about the time the Company issued its earnings release for the three- and six-month periods ended June 30, 2022 (prior to trading on August 9, 2022), Bloomberg inexplicably reduced consensus EBITDA estimates for full-year 2022 from $75 million to $50.8 million. It appears that Bloomberg may have subtracted Q1 2022 EBITDA from the 2022 full-year calculation. In fact, as mentioned on the earnings call (and discussed below), the Company raised its adjusted EBITDA target for 2022 to between $79 million and $81 million.

In addition, at the same time, the news site “seekingalpha.com” published an article containing significant errors regarding the Company’s financial performance; specifically, SeekingAlpha claimed that AVD had fallen short of consensus for the second quarter of 2022 both with respect to net sales (by $11.7 million) and EPS (by $0.04). In fact, the Company achieved the net sales consensus of $148 million and was at the high end of the consensus EPS at $0.23 for the quarter. It appears that SeekingAlpha was comparing consensus estimated numbers for Q3 2022 (namely, net sales of $159.7 million and EPS of $0.26) with the consensus estimates for Q2 2022. The Company has contacted SeekingAlpha seeking a retraction.

Eric Wintemute, Chairman and CEO of American Vanguard, commented: “We were shocked to see the erroneous reports from both Bloomberg and SeekingAlpha and wanted to set the record straight. First, contrary to Bloomberg’s report and as I had mentioned on yesterday’s earnings call, we expressly raised our guidance for adjusted EBITDA1 in full year 2022 to be within the range of $79 million to $81 million. Thus, we are on track in 2022 to achieve our highest annual adjusted EBITDA in history. Second, contrary to SeekingAlpha’s report, we met or exceeded analysts’ consensus for the second quarter of 2022. Finally, as I had mentioned during the call, sales of our Green Solutions products rose 62% in the second quarter of 2022 as compared with the same period of 2021, and we reaffirmed our overall revenue targets for both 2023 and 2025.”

[1]

Adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock compensation, and proxy contest activities. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. We provide these measures because we believe that they provide helpful comparisons to other companies in our industry and peer group. The items excluded from Adjusted EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define Adjusted EBITDA differently.

The Company also noted that, as per the terms of its 10b5-1 issuer repurchase plan dated March 14, 2022 (which provides for the purchase of up to 1 million shares of the Company’s common stock), with the decline in share price of August 9, 2022, the Company repurchased approximately 48,000 shares of stock on that date. Under the terms of that purchase plan, the Company could purchase up to a total of 620,000 additional shares, as per applicable daily limits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	the Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
williamk@amvac.com	Lena Cati
(949) 375-6931	Lcati@equityny.com
(212) 836-9611